UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2012

HAWKINS, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-7647	41-0771293
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 East Hennepin Avenue Minneapolis, MN	55413
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (612) 331-6910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On June 15, 2012, we entered into a settlement agreement with ICL Performance Products LP (“ICL”), a chemical supplier to us, pursuant to which we mutually resolved the previously disclosed litigation and all disputes among us. The settlement agreement provides for a cash payment by us to ICL and provides that both parties will enter into new contracts for the supply by ICL of certain chemicals to us. We expect our obligations under the settlement agreement will result in an approximately $3.2 million charge to pretax income (approximately $2.0 million after tax) for our fiscal quarter ending July 1, 2012.

As previously disclosed, ICL filed on November 3, 2009 a lawsuit in the United States District Court for the Eastern District of Missouri, asserting breach of a contract for the sale of 75% purified phosphoric acid in 2009 (the “2009 Contract”). ICL sought to recover $7.3 million in damages and pre-judgment interest, and additionally sought to recover its costs and attorneys’ fees. We asserted counterclaims alleging that ICL falsely claimed to have a shortage of raw materials that prevented it from supplying us with the contracted quantity of 75% purified phosphoric acid for 2008. We also counterclaimed that ICL used this alleged shortage and the threat of discontinued shipments of 75% purified phosphoric acid to force us to pay increased prices for the remainder of 2008, and to sign the 2009 Contract. Based on this alleged conduct, we brought four alternate causes of action including: (1) breach of contract, (2) breach of the implied covenant of good faith and fair dealing, (3) negligent misrepresentation, and (4) intentional misrepresentation. We sought to recover $1.5 million in damages, and additionally sought to recover punitive damages, pre- and post-judgment interest, and our costs and attorneys’ fees. After the completion of discovery, both parties moved for summary judgment in their favor. In February 2012, the Court denied both parties’ motions for summary judgment. ICL moved for reconsideration of parts of its motion for summary judgment. In April 2012, the Court granted ICL’s motion for reconsideration in part, and denied it in part. In its April order, the Court interpreted the meaning and effect of a specific phrase in the 2009 Contract, and concluded that, if the 2009 Contract is a legally enforceable contract, we remained obligated to purchase 50% of our requirements for 75% purified phosphoric acid from ICL in 2009. Before the parties entered into the settlement agreement, trial was scheduled to begin in July 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWKINS, INC.

Date: June 15, 2012	/s/ Richard G. Erstad
Richard G. Erstad
Vice President, General Counsel and Secretary